EXHIBIT 5.1
February 22, 2006
Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Ladies and Gentlemen:
     I am a senior corporate counsel to Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about February 22, 2006 in connection with the registration under the Securities Act of 1933, as amended, of 79,800,788 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of September 12, 2005 (as amended, the “Merger Agreement”), by and among Oracle Systems Corporation (formerly known as Oracle Corporation), Siebel Systems Inc., the Company (formerly known as Ozark Holding Inc.), Ozark Merger Sub Inc., and Sierra Merger Sub Inc. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of Siebel Systems Inc. under the Siebel Systems, Inc. 1996 Equity Incentive Plan; Siebel Systems, Inc. 1996 Supplemental Stock Option; Siebel Systems, Inc. 1998 Equity Incentive Plan; InterActive WorkPlace, Inc. 1996 Stock Option Plan; Janna Systems Inc. Amended and Restated Share Compensation Plan; nQuire Software, Inc. 1997 Employee Stock Option and Compensation Plan; OnLink Technologies, Inc. 1998 Stock Plan; OnTarget, Inc. 1999 Stock Award Plan; OpenSite Technologies, Inc. 1998 Stock Option Plan; Sales.Com, Inc. 1999 Equity Incentive Plan; options granted outside of the Sales.com, Inc. 1999 Equity Incentive Plan; SalesRepsOnline.com, Inc. 2000 Stock Option/Stock Issuance Plan; Scopus Technology, Inc. 1991 Stock Option Plan; and Scopus Technology, Inc. 1995 Director Option Plan (each, a “Plan”).
     I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.
     This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.
Sincerely,
/s/ Jacklyn J. Park